EXHIBIT 15






August 9, 1999









The Cleveland Electric
Illuminating Company
76 South Main Street
Akron, OH  44308

Gentlemen:

We are aware that The Cleveland Electric Illuminating Company has incorporated by reference in its Registration Statements No. 33-55513, No. 333-47651 and No. 333-72891 its Form 10-Q for the
quarter ended June 30, 1999, which includes our report dated August 9, 1999 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

                               Very truly yours,




                              ARTHUR ANDERSEN LLP